Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11
)
Ampex Corporation, et al.,	)	Case No. 08-11094
)
Debtors.	)	Jointly Administered
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION

FOR AMPEX CORPORATION AND ITS AFFILIATED DEBTORS

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval of the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. This is not a solicitation of acceptances or rejections of the Plan. Acceptances or rejections with respect to this Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York. Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS DRAFT PLAN FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) PRIOR TO THE APPROVAL OF THIS PLAN BY THE BANKRUPTCY COURT.

Dated:	New York, New York
March 30, 2008
WILLKIE FARR & GALLAGHER LLP
Proposed Counsel for Debtors and Debtors In Possession

787 Seventh Avenue New York, New York 10019
(212) 728-8000

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ARTICLE VII. MEANS FOR IMPLEMENTATION		20

7.1.	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.	20
7.2.	Plan Documents.	21
7.3.	Cancellation of Existing Securities and Agreements.	21
7.4.	Officers and Board of Directors.	21
7.5.	Corporate Action.	22
7.6.	Authorization of Plan Securities.	22
7.7.	Rights of the Indenture Trustee.	22
7.8.	Issuance/Delivery of New Common Stock.	23

ARTICLE VIII. DISTRIBUTIONS		23

8.1.	Distributions.	23
8.2.	No Postpetition Interest on Claims.	24
8.3.	Date of Distributions.	24
8.4.	Distribution Record Date.	24
8.5.	Disbursing Agent.	24
8.6.	Surrender of Cancelled Instruments or Securities.	25
8.7.	Failure to Surrender Cancelled Instruments.	25
8.8.	Lost, Stolen, Mutilated or Destroyed Debt Securities.	25
8.9.	Delivery of Distribution.	26
8.10.	Unclaimed Property.	26
8.11.	Satisfaction of Claims and Interests.	27
8.12.	Manner of Payment Under Plan.	27
8.13.	Fractional Shares.	27
8.14.	Exemption from Securities Laws.	27
8.15.	Setoffs and Recoupments.	27
8.16.	Rights and Powers of Disbursing Agent.	28
8.17.	Withholding and Reporting Requirements.	28
8.18.	Hart-Scott Rodino Antitrust Improvements Act.	28

ARTICLE IX. PROCEDURES FOR RESOLVING CLAIMS		29

9.1.	Objections to Claims.	29
9.2.	Disputed Claims and Interests.	29
9.3.	Estimation of Claims.	31

ARTICLE X. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31

10.1.	General Treatment.	31
10.2.	Completion of Non-Assignable Contract.	31
10.3.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	32
10.4.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	32
10.5.	Indemnification of Directors, Officers and Employees.	33

ARTICLE XI. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		33

11.1.	Conditions Precedent to Confirmation.	33
11.2.	Conditions Precedent to the Effective Date.	34
11.3.	Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay.	35
11.4.	Effect of Failure of Conditions.	35

ARTICLE XII. EFFECT OF CONFIRMATION		36

12.1.	Binding Effect.	36
12.2.	Vesting of Assets.	36
12.3.	Discharge of Claims Against and Interests in the Debtors.	36
12.4.	Term of Pre-Confirmation Injunctions or Stays.	36
12.5.	Injunction Against Interference With Plan.	36
12.6.	Injunction.	37
12.7.	Releases.	37
12.8.	Exculpation and Limitation of Liability.	38
12.9.	Injunction Related to Releases and Exculpation.	39
12.10.	Termination of Subordination Rights and Settlement of Related Claims.	39
12.11.	Retention of Causes of Action/Reservation of Rights.	39
12.12.	Avoidance Actions.	40

ARTICLE XIII. RETENTION OF JURISDICTION		40

ARTICLE XIV. MISCELLANEOUS PROVISIONS		42

14.1.	Exemption from Certain Transfer Taxes.	42
14.2.	Disallowance of Existing Securities Law Claims	42
14.3.	Retiree Benefits.	42
14.4.	Dissolution of Committee.	42
14.5.	Termination of Professionals.	42
14.6.	Access	43
14.7.	Amendments.	43
14.8.	Revocation or Withdrawal of this Plan.	43
14.9.	Confirmation Order.	43
14.10.	Severability.	43
14.11.	Governing Law.	44
14.12.	Section 1125(e) of the Bankruptcy Code.	44
14.13.	Time.	44
14.14.	Notices.	44
14.15.	Payment of Statutory Fees.	45
14.16.	Reservation of Rights.	45

EXHIBITS

EXHIBIT A	List of Debtors

EXHIBIT B	Amended HSA Agreement

EXHIBIT C	Amended Senior Secured Note Indenture

EXHIBIT D	CPR Agreement

EXHIBIT E	Credit Agreement

EXHIBIT F	New Stockholders Agreement

EXHIBIT G	Amended Certificates of Incorporation of Reorganized Debtors

EXHIBIT H	Amended By-laws of Reorganized Debtors

EXHIBIT I	Post-Effective Date Directors and Officers

PLAN SCHEDULES

[Schedule 10.1]	[Schedule of Rejected Contracts and Leases]

[Schedule 10.3]	[Cure Schedule]

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INTRODUCTION

Ampex Corporation (“Ampex”) and the other debtors and debtors-in-possession in the above-captioned cases, as set forth on Exhibit [A] hereto, propose the following joint plan of reorganization for the resolution of the outstanding Claims1 against and Interests in the Debtors. Reference is made to the Disclosure Statement (as filed contemporaneously herewith) for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, certain tax matters, and the securities and other consideration to be issued and/or distributed under this Plan. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019 and Sections [14.6 and 14.7] of this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The only Persons that are entitled to vote on this Plan are holders of Senior Secured Note Claims, the Hillside Secured Claims, and Other Unsecured Claims. Such Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits and schedules in their entirety before voting to accept or reject the Plan. No materials other than the Disclosure Statement and the respective schedules and exhibits attached thereto and referenced therein, and approved by the Bankruptcy Court have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A. Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Reorganization Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) or 507(b) of the Bankruptcy Code (other than a Fee Claim) for the period from the Commencement Date to the Effective Date, including, without limitation, any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, any indebtedness or obligations incurred or assumed by the Debtors during the Reorganization Cases.

1.2. Allowed Claim or Allowed [            ] Claim or Allowed [            ] Interest (with respect to a specific type of Claim or Interest, if specified) means: (a) any Claim against or Interest in (or a portion thereof) a Debtor as to which no action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto has been sought within the

[1]	All capitalized terms used but not defined herein shall have the meanings set forth in Article I herein.

applicable period of limitation fixed by applicable law; or (b) any Claim or Interest or portion thereof that is allowed (i) in any contract, instrument, indenture or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by a Debtor in the ordinary course of business during the Reorganization Cases to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (y) that is not otherwise disputed.

1.3. Amended HSA Agreement means that certain amended and restated HSA Agreement, dated as of [                    , 2008], by and among Hillside, Ampex [and SHI]. A substantially final form of the Amended HSA Agreement is annexed hereto as Exhibit B.

1.4. Amended Senior Secured Note Indenture means that certain Amended and Restated Indenture dated as of [                    , 2008], between Ampex Corporation and U.S. Bank, National Association, as Trustee thereunder, pursuant to which Reorganized Ampex will issue the Amended Senior Secured Notes. A substantially final form of the Amended Senior Secured Note Indenture is annexed hereto as Exhibit C, which form may be changed with the consent of the Consenting Holders.

1.5. Amended Senior Secured Notes means those certain 12.0% senior notes due [            ], issued by Reorganized Ampex under the Amended Senior Secured Note Indenture.

1.6. Assets means all of the right, title and interest of the Debtors in and to property of whatever type or nature (real, personal, mixed, intellectual, tangible or intangible).

1.7. Ballot means the form or forms distributed to holders of impaired Claims entitled to vote on the Plan on which is to be indicated the acceptance or rejection of the Plan.

1.8. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.9. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.11. Bar Date means any deadline for filing proofs of Claim against the Debtors that arose on or prior to the Commencement Date, as established by an order of the Bankruptcy Court or the Plan.

1.12. Business Day means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

1.13. Cash means the legal currency of the United States and equivalents thereof.

1.14. Causes of Action means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and Claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

1.15. Charging Lien means any Lien or other priority in payment to which the Indenture Trustee is entitled under the terms of the Indenture to assert against distributions to be made to holders of Senior Secured Note Claims.

1.16. Claim means “claim” as defined in section 101(5) of the Bankruptcy Code.

1.17. Class means a category of Claims or Interests pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article [IV] of this Plan.

1.18. Collateral means any property or interest in property of the Debtors subject to a Lien to secure the payment or performance of a Claim.

1.19. Commencement Date means the date on which the Debtors file voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

1.20. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.21. Confirmation Hearing means a hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.22. Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.23. Consenting Holders means Hillside and those holders of Senior Secured Note Claims that are party to the Plan Support Agreement, dated [March ], 2008.

1.24. CPR Administrator means any entity designated as such by the Debtors with Hillside’s consent.

1.25. CPR Administrator Rights Notice means a written notice of the Distribution Rights to which the holder is entitled under the CPR Agreement and the Plan.

1.26. CPR Agreement means an agreement by and between Reorganized Ampex and the CPR Administrator, pursuant to which CPR Distributions will be made, a substantially final form of which is annexed hereto as Exhibit D, which form may be changed with the consent of Hillside.

1.27. CPR Distributions means any payments made pursuant to the CPR Agreement.

1.28. Credit Agreement means that certain secured credit agreement between Reorganized Ampex, as borrower, the other Reorganized Debtors, as guarantors, and Hillside, as lender, in substantially similar form as annexed to this Plan as Exhibit E, which form may be changed with the consent of the Consenting Holders.

1.29. Creditors’ Committee means any statutory committee of unsecured creditors that may be appointed in the Reorganization Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

1.30. Cure Amount has the meaning set forth in Section [10.3(a)] of this Plan.

1.31. Cure Dispute has the meaning set forth in Section [10.3(c)] of this Plan.

1.32. Cure Schedule has the meaning set forth in Section [10.3(b)] of this Plan.

1.33. Debtors means Ampex and each of its affiliated debtors and debtors in possession in the Reorganization Cases, as set forth on Exhibit A hereto.

1.34. Disallowed means a finding of the Bankruptcy Court or such other court of competent jurisdiction, a Final Order, or provision in the Plan providing that a Disputed Claim or Interest, as the case may be, shall not be Allowed.

1.35. Disbursing Agent means any entity designated as such by the Debtors or Reorganized Ampex.

1.36. Disclosure Statement means the disclosure statement that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

1.37. Disclosure Statement Hearing means a hearing (which may also be the Confirmation Hearing) held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

1.38. Disputed Claim means any Claim that is not an Allowed Claim as of the relevant date.

1.39. Disputed Existing Common Stock Interests means any Existing Common Stock Interest: (a) that is not an Allowed Interest as of the relevant date; (b) the holder of which cannot be located by the Debtors, Reorganized Debtors or Disbursing Agent at any of the addresses set forth in Section [8.9] herein; (c) the holder of which notifies the CPR Administrator in writing within 10 days of the CPR Administrator Rights Notice that there is an error in the calculation of its Pro Rata Percentage of the CPR Distributions; or (d) the holder of which has not surrendered cancelled Common Stock certificates or other instruments evidencing its Existing Common Stock or affidavit of loss and indemnity satisfactory to the CPR Administrator, as further described in the CPR Agreement.

1.40. Distribution Record Date means (a) in respect of the Hillside Secured Claim and the Hillside Unsecured Deficiency Claim, the Senior Secured Note Claims and Existing Common Stock Interests, the Confirmation Date, or (b) in all other cases, such other date as shall be established by the Bankruptcy Court in the Confirmation Order.

1.41. Distribution Rights means a right to receive a Pro Rata Percentage of CPR Distributions pursuant to the CPR Agreement.

1.42. Effective Date means the first Business Day on which all conditions to the Effective Date set forth in Section [11.2] of this Plan have been satisfied or waived.

1.43. Environmental Claim means a Claim against a Debtor relating to or arising out of environmental laws of the United States or any state, city or municipality, including, without limitation, (a) a Claim for control group liability under Comprehensive Environment Response, Compensation, and Liability Act, or any other applicable law, and (b) a Claim related to asbestos.

1.44. Estate means each estate created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.45. Estimated Other Unsecured Claim means any Other Unsecured Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code for purposes of allowance.

1.46. Existing Common Stock means the common stock of Ampex Corporation, including any outstanding and treasury common stock.

1.47. Existing Common Stock Interest means shares of outstanding common stock of Ampex Corporation.

1.48. Existing Securities Law Claim means any Claim against a Debtor, whether or not the subject of an existing lawsuit, (a) arising from rescission of a purchase or sale of any securities of any Debtor or an affiliate of any Debtor, (b) for damages arising from the purchase or sale of any such security, (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or (d) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including (i) any prepetition indemnification, reimbursement or contribution obligations of the Debtors relating to officers and directors holding such positions prior to the Commencement Date pursuant to the Debtors’ corporate charters, by-laws, agreements entered into any time prior to the Commencement Date, or otherwise, and relating to Claims otherwise included in the foregoing clauses (a) through (d), and (ii) Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the sale of securities.

1.49. Fee Claim means a Claim by a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases.

1.50. Final Order means an order, ruling or judgment that (a) is in full force and effect, (b) is not stayed, and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

1.51. Hillside means Hillside Capital Incorporated and its affiliates.

1.52. Hillside Notes means those notes issued by Ampex to Hillside pursuant to the HSA Agreement.

1.53. Hillside Secured Claim means any Secured Claim against a Debtor arising out of a Hillside Note.

1.54. Hillside Unsecured Deficiency Claim means any Claim arising out of the Hillside Notes or otherwise, other than a Hillside Secured Claim, [which Claims shall be deemed Allowed in the aggregate amount of $[                    ]].

1.55. HSA Agreement means that certain agreement, as amended, dated as of December 1, 1994, by and among Hillside, Ampex and SHI.

1.56. Indenture means that certain Indenture dated as of February 28, 2002, between Ampex Corporation and U.S. Bank, National Association, as successor trustee to State Street Bank and Trust Company, as supplemented or amended, pursuant to which Ampex issued the Senior Secured Notes.

1.57. Indenture Trustee means the indenture trustee, solely in its capacity as such, pursuant to the Indenture.

1.58. Intercompany Claim means any Claim, cause or action, remedy or Administrative Expense Claim asserted by a Debtor against another Debtor.

1.59. Interest means the interest of any holder of an equity security in any Debtor, whether or not represented by any issued and outstanding share of Existing Common Stock, or other instrument evidencing a present ownership interest in any Debtor, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest, including Existing Common Stock.

1.60. Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.61. New Common Stock means the [                ] shares of Class A Common Stock, par value $0.01, or [                ] shares of Class B Common Stock, par value $0.01, of Reorganized Ampex, to be authorized and issued by Reorganized Ampex in connection with the implementation of this Plan.

1.62. New Preferred Stock means [any blank-check preferred stock that is authorized to be issued by Reorganized Ampex as of the Effective Date].

1.63. New Stockholders Agreement means that certain stockholders agreement to be entered into under the terms of this Plan as of the Effective Date by and among Reorganized Ampex and all holders of the New Common Stock, substantially in the form of Exhibit F attached to this Plan.

1.64. Other Existing Interests means any Interests in the Debtors other than Existing Common Stock, including, but not limited to, any warrants, options, or rights to receive or purchase shares of Existing Common Stock and any preferred shares authorized to be issued by Ampex.

1.65. Other Secured Claim means any Secured Claim against a Debtor other than (a) a Hillside Secured Claim, and (b) a Senior Secured Note Claim.

1.66. Other Unsecured Claims means any Claim against a Debtor, other than: (a) a Trade Unsecured Claim; (b) an Existing Securities Law Claim; (c) a Secured Claim; (d) an Intercompany Claim; (e) an Administrative Expense Claim; (f) a Fee Claim; (g) a Priority Tax Claim; (h) a Priority Non-Tax Claim; and (i) a Claim on account of any guaranty or similar obligation of the Debtors relating to the foregoing types of Claims identified in this Section [1.66](a)-(h). Other Unsecured Claims include, but are not limited to (u) the Hillside Unsecured Deficiency Claims, (v) Claims related to or arising from termination of the SERP, (w) Claims relating to or arising out of environmental laws of the United States or any state, city or municipality, (x) Claims related to or arising from the rejection of an executory contract or unexpired lease during the Reorganization Cases, (y) any other deficiency claims (except as otherwise ordered by the Bankruptcy Court), and (z) Claims (except as set forth in the preceding sentence) based on or arising out of acts, conduct or events occurring prior to the Commencement Date whether or not a lawsuit based on the incident or occurrence was filed prior to the Commencement Date.

1.67. PBGC Agreement means that certain agreement dated November 22, 1994, by and among the Pension Benefit Guaranty Corporation, Ampex, Hillside Capital Incorporated and SHI, among other parties.

1.68. Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, Interest holder, or any other entity or organization.

1.69. Plan means this chapter 11 plan of reorganization proposed by the Debtors, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.70. Plan Consideration means, with respect to a Class or holder of Claims or Interests entitled to distribution under this Plan, one or more of Cash, Amended Senior Secured Notes, shares of New Common Stock, or Distribution Rights as applicable.

1.71. Plan Distribution means the payment or distribution under the Plan of any Plan Consideration to the holder of an Allowed Claim or Allowed Interest.

1.72. Plan Documents means the documents other than this Plan, each in form and substance reasonably satisfactory to the Consenting Holders, to be executed, delivered, assumed, and/or performed in conjunction with the consummation of this Plan on the Effective Date, including, without limitation, the Amended HSA Agreement, the Amended Senior Secured Note Indenture, the Amended Senior Secured Notes, the Credit Agreement, the CPR Agreement, the Amended Certificates of Incorporation of the Reorganized Debtors and the Amended By-laws of the Reorganized Debtors.

1.73. Plan Securities means, collectively, the Amended Senior Secured Notes, the New Common Stock, and the New Preferred Stock.

1.74. Plan Supplement means the supplemental appendix to this Plan, to be filed contemporaneously with the Plan and Disclosure Statement, or as soon thereafter as reasonably practicable but in no event less than five (5) Business Days prior to the commencement of the Confirmation Hearing, which will contain, among other things, draft forms or signed copies, as the case may be, of the Plan Documents.

1.75. Priority Non-Tax Claim means any Claim against the Debtors, other than an Administrative Expense Claim, a Fee Claim and a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.76. Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) against the Debtors of the kind entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.77. Professional Person(s) means all Persons retained by order of the Bankruptcy Court in connection with the Reorganization Case, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to order of the Bankruptcy Court.

1.78. Pro Rata Percentage means with reference to any distribution to holders of Existing Common Stock Interests, a distribution equal in amount to the ratio (expressed as a percentage) of the number of shares of Existing Common Stock held by the holder in question divided by the aggregate number of all outstanding shares of Existing Common Stock as of the date immediately prior to the Effective Date.

1.79. Pro Rata Share means with reference to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in such Class.

1.80. Quarterly Distribution Date means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

1.81. Released Parties means, collectively: (a) the Debtors’ and their non-debtor affiliates and subsidiaries’ directors, officers, employees, agents, members, shareholders, advisors and professionals (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons), each solely in their capacity as such, and to the extent such Persons occupied such positions at any time on or after the Petition Date; (b) the Creditors’ Committee (if any), and its members, advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), each solely in their capacity as such; (c) each Consenting Holder and its current and former officers, partners, directors, employees, agents, members, shareholders, advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), each solely in their capacity as such; (d) the Indenture Trustee and its current and former officers, partners, directors, employees, agents, members, shareholders, advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), each solely in their capacity as such; (e) the holders of the Senior Secured Notes and their current and former officers, partners, directors, employees, agents, members, shareholders, advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons), each solely in their capacity as such; (f) the CPR Administrator and its current and former officers, partners, directors, employees, agents, members, shareholders, advisors and professionals (including any attorneys, financial advisors, and other professionals retained by such persons), each solely in their capacity as such; and (g) the Disbursing Agent and its current and former officers, partners, directors, employees, agents, members, shareholders, advisors and professionals (including any attorneys, financial advisors, and other professionals retained by such persons), each solely in their capacity as such.

1.82. Reorganized Ampex means Ampex on or after the Effective Date.

1.83. Reorganization Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Commencement Date in the Bankruptcy Court and styled In re Ampex Corporation, et al., No. 08-        (        ) (Jointly Administered).

1.84. Reorganized Debtor means each Debtor on and after the Effective Date.

1.85. Schedule of Rejected Contracts and Leases means a schedule of the contracts and leases to be rejected pursuant to section 365 of the Bankruptcy Code and Section [10.1] of this Plan, which shall be filed by the Debtors at least five (5) Business Days prior to the start of the Confirmation Hearing, as such schedule may be amended from time to time on or before the Effective Date.

1.86. Secured Claim means a Claim against a Debtor (a) that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code, and limited to the value thereof.

1.87. Senior Secured Note means those certain 12.0% Senior Notes due August 15, 2008, issued by Ampex Corporation under the Indenture.

1.88. Senior Secured Note Claim means a Claim (excluding Existing Securities Law Claims) against a Debtor arising pursuant to a Senior Secured Note, including (a) consistent with section 506(b) of the Bankruptcy Code, all accrued but unpaid interest through the Effective Date, (b) fees, and (c) expenses.

1.89. Senior Secured Note Claim Distribution means (a) Cash in an aggregate amount of $[                ] [equal to 50% of the Allowed Senior Secured Note Claims], plus (b) Amended Senior Secured Notes, issued pursuant to the Amended Senior Secured Note Indenture substantially in the form annexed hereto as Exhibit [C], in aggregate principal amount [of $                ] [equal to 50% of the Allowed Senior Secured Note Claims].

1.90. SERP means, collectively: (a) that certain Ampex Corporation Early Retirement Supplemental Benefit Plan I, effective January 2, 1982; (b) that certain Ampex Corporation Early Retirement Supplement Plan II, effective January 1, 1983; (c) that certain Supplemental Retirement Plan, dated as of June 27, 1967; (d) that certain Supplemental Retirement Income Plan, effective August 26, 1969, as amended through September 3, 1985; and (e) that certain Signal Supplemental Benefit Plan.

1.91. SHI means Sherborne Holdings Incorporated and its affiliates.

1.92. Subsidiary means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by a Debtor and/or one or more subsidiaries of the Debtor.

1.93. Trade Unsecured Claim means any Unsecured Claim against a Debtor arising prior to the Commencement Date relating to the receipt of goods or services by the Debtors from trade vendors or service providers in the ordinary course of the Debtors’ businesses.

1.94. Tranche A Loan means that certain loan deemed made pursuant to Section 2.01(a) of the Credit Agreement.

1.95. Tranche A Loan Obligations means those certain obligations of the Reorganized Debtors under the Credit Agreement in connection with the Tranche A Loan.

1.96. Unsecured Claim means any Claim against a Debtor other than: (a) an Existing Securities Law Claim; (b) a Secured Claim; (c) an Intercompany Claim; (d) an Administrative Expense Claim; (e) a Fee Claim; (f) a Priority Tax Claim; (g) a Priority Non-Tax Claim; (h) a Claim on account of any guaranty or similar obligation of the Debtors relating to the foregoing types of Claims identified in this Section [1.96] (a)-(g). Unsecured Claims mean the (y) Other Unsecured Claims and (z) Trade Unsecured Claims.

1.97. Unsecured Claim Distribution means all shares of the New Common Stock issued by Ampex pursuant to this Plan.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan. The words “herein,” “hereof,” “hereto,”

“hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. Except for the rules of construction contained in sections 102(5) and 102(8) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of this Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C. Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, New York 10019
Attention:	Matthew A. Feldman, Esq.
Rachel C. Strickland, Esq.
Telephone:	(212) 728-8000

ARTICLE II.

RESOLUTION OF CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1. Settlement of Certain Inter-Creditor Issues.

The treatment of Claims against and Interests in the Debtors under this Plan represents, among other things, the settlement and compromise of certain inter-creditor disputes.

2.2. Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims and Allowed Interests under this Plan. On the Effective Date: (a) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be deemed eliminated and cancelled; (b) any obligation of any Debtor and all guarantees by a Debtor with respect to Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation; (c) each Claim against any Debtor shall be deemed to be against the consolidated Debtors and shall be deemed a single Claim against, and a single obligation of, the consolidated Debtors; and (d) all Intercompany Claims shall be deemed eliminated as a result of the substantive consolidation of the Debtors, and therefore holders thereof shall not be entitled to vote on the Plan, or receive any Plan Distribution or other allocations of value. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in this Section [2.2], such substantive consolidation shall not (other than for purposes related to this Plan) (a) affect the legal and corporate structure of the Reorganized Debtors, or (b) affect any obligations under any leases or contracts assumed in this Plan or otherwise after the Commencement Date.

2.3. Claims Between Debtors and Non-Debtor Affiliates.

Any Claim against a Debtor held by its non-Debtor affiliate, and any Claim held by a Debtor against its non-Debtor affiliate, shall survive unimpaired and unaffected by entry of the Confirmation Order and Effective Date, irrespective of whether such Claim is owed for a transaction or event occurring before or after the Commencement Date.

2.4. Limitations of Plan Distributions to Equity Interests.

No Plan Distributions shall be made on account of any Interests in any Debtor regardless of whether such Interests are held by a Person which is not a Debtor; provided, however, that any Debtor that owns Interests in another Debtor shall retain such Interests. As part of the settlement and compromises set forth herein, holders of Allowed Existing Common Stock Interests that do not object to confirmation of the Plan will receive Distribution Rights, as set forth in Section [5.8] herein.

ARTICLE III.

ADMINISTRATIVE EXPENSE CLAIMS,

FEE CLAIMS AND PRIORITY TAX CLAIMS

All Claims and Interests, except Administrative Expense Claims, Fee Claims and Priority Tax Claims, are placed in the Classes set forth in Article [IV] below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, and Priority Tax Claims of the Debtors have not been classified, and the holders thereof are not entitled to vote on this Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

3.1. Administrative Expense Claims.

(a) Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim, other than the holder of:

(i)	a Fee Claim;

(ii)	an Administrative Expense Claim that has been Allowed on or before the Effective Date;

(iii)	an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor on or after the Effective Date;

(iv)	an Administrative Expense Claim on account of fees and expenses incurred on or after the Commencement Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

(v)	Claims for indemnification, contribution, or advancement of expenses pursuant to (A) any Debtor’s certificate of incorporation, by-laws, or similar organizational document or (B) any indemnification or contribution agreement approved by the Bankruptcy Court;

(vi)	an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Commencement Date of a type (or pursuant to an employee benefit plan or program) approved by the Bankruptcy Court; or

(vii)	an Administrative Expense Claim for fees of the United States Trustee arising under 28 U.S.C. § 1930,

must file with the Bankruptcy Court and serve on the Debtors, the Creditors’ Committee (if any) and the Office of the United States Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum (i) the name of each Debtor that is purported to be liable for the Administrative Expense Claim, (ii) the name of the holder of the Administrative Expense Claim, (iii) the amount of the Administrative Expense Claim, (iv) the basis of the Administrative Expense Claim, and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

(b) Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such

Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by the Debtors in the ordinary course of business with the consent of the Consenting Holders, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such transactions.

3.2. Fee Claims.

(a) Time for Filing Fee Claims.

All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred no later than [forty-five (45)] days after the Effective Date. FAILURE TO FILE AND SERVE SUCH FEE APPLICATION TIMELY AND PROPERLY SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than [sixty-five (65) days] after the Effective Date or such other date as established by the Bankruptcy Court.

(b) Treatment of Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section [3.2(a)] shall be payable to the extent approved by order of the Bankruptcy Court. On the Effective Date, to the extent known, the Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Allowed Fee Claims have been paid in full or disallowed by Final Order.

(c) Indenture Trustee Fees.

The provisions of this Section [3.2] shall not apply to Fee Claims of the Indenture Trustee, which instead are governed by Section [7.7] of this Plan.

3.3. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ discretion and with the consent of the Consenting Holders, either (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim, or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Commencement Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim; provided, however, that, all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1. Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are (a) impaired or unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Class 2	Senior Secured Note Claims	Impaired	Yes

Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)

Class 4	Hillside Secured Claim	Impaired	Yes

Class 5	Other Unsecured Claims	Impaired	Yes

Class 6	Trade Unsecured Claims	Unimpaired	No (deemed to accept)

Class 7	Existing Common Stock Interests	Impaired	No (deemed to reject)

Class 8	Existing Securities Laws Claims	Impaired	No (deemed to reject)

Class 9	Other Existing Interests	Impaired	No (deemed to reject)

4.2. Unimpaired Classes of Claims and Interests.

The following Classes of Claims are unimpaired and, therefore, deemed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code.

(a) Class 1: Class 1 consists of all Allowed Non-Tax Priority Claims.

(b) Class 3: Class 3 consists of all Allowed Other Secured Claims.

(c) Class 6: Class 6 consists of all Allowed Trade Unsecured Claims.

4.3. Impaired Classes of Claims.

(a) The following Classes of Claims are impaired and are entitled to vote on this Plan.

(i)	Class 2: Class 2 consists of all Allowed Senior Secured Note Claims.

(ii)	Class 4: Class 4 consists of the Allowed Hillside Secured Claim.

(iii)	Class 5: Class 5 consists of all Allowed Other Unsecured Claims.

(b) The following Classes of Interests are impaired and deemed to have rejected this Plan and, therefore, are not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code.

(i)	Class 7: Class 7 consists of all Existing Common Stock Interests.

(ii)	Class 8: Class 8 consists of all Existing Securities Laws Claims.

(iii)	Class 9: Class 9 consists of all Other Existing Interests.

4.4. Separate Classification of Other Secured Claims.

Although all Other Secured Claims against the Debtors have been placed in one category for purposes of nomenclature, each such Other Secured Claim, to the extent secured by Liens or security interests separate than those Liens or security interests securing other Other Secured Claims, shall be treated as being in a separate Class from such other Other Secured Claims for purposes of voting on the Plan and receiving Plan Distributions.

ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1. Priority Non-Tax Claims (Class 1).

(a) Treatment: The legal, equitable and contractual rights of the holders of Class 1 Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Non-Tax Claim becomes an Allowed Claim, the holder of such Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to such Claim.

(b) Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

5.2. Senior Secured Note Claims (Class 2).

(a) Allowance: On the Effective Date, the Senior Secured Note Claims shall be deemed Allowed Claims in the aggregate amount of $[6,900,000], for the purposes of the Plan and these Reorganization Cases.

(b) Treatment: On the Effective Date, except to the extent that a holder of a Senior Secured Note Claim agrees to a different treatment, the holder of such Senior Secured Note Claim shall be entitled to receive, in full and final satisfaction of such Senior Secured Note Claim, its Pro Rata Share of the Senior Secured Note Claim Distribution.

(c) Voting: The Senior Secured Note Claims are impaired Claims, and holders of such Claims are entitled to vote to accept or reject the Plan. The vote of the holders of the Senior Secured Note Claims will be solicited with respect to the Senior Secured Note Claims.

5.3. Other Secured Claims (Class 3)

(a) Treatment: The legal, equitable and contractual rights of the holders of Class 3 Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Other Secured Claim becomes an Allowed Claim, the holder of such Allowed Other Secured Claim shall receive, at the election of the Debtors: (i) Cash in an amount equal to such Claim; or (ii) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor and with the consent of the Consenting Holders, without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b) Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

5.4. Hillside Secured Claim (Class 4)

(a) Allowance: On the Effective Date, the Hillside Secured Claim shall be deemed an Allowed Claim in the amount of $11,000,000.00, for the purposes of the Plan and these Reorganization Cases.

(b) Treatment: On the Effective Date, in full and final satisfaction of the Hillside Secured Claim, the Reorganized Debtors shall incur the Tranche A Loan Obligations in the aggregate original principal amount of $10,500,000.00.

(c) Voting: The Hillside Secured Claim is an impaired Claim, and Hillside is entitled to vote to accept or reject the Plan and the vote of Hillside will be solicited with respect to the Hillside Secured Claim.

5.5. Other Unsecured Claims (Class 5)

(a) Allowance: On the Effective Date, the Hillside Unsecured Deficiency Claim shall be deemed an Allowed Claim in the amount of $[                ], for the purposes of the Plan and these Reorganization Cases.

(b) Treatment: Except to the extent that a holder of an Allowed Other Unsecured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date an Other Unsecured Claim becomes an Allowed Claim, the holder of such Allowed Other Unsecured Claim shall be entitled to receive, in full and final satisfaction of such Other Unsecured Claim, its Pro Rata Share of the Unsecured Claim Distribution; provided, however, that a Plan Distribution on behalf of an Allowed Other Unsecured Claim whose holder has duly executed and delivered the New Stockholders Agreement, shall be made on the Effective Date.

(c) Voting: The Other Unsecured Claims are impaired Claims, and the holders of Allowed Other Unsecured Claims are entitled to vote to accept or reject the Plan. The votes of holders of Class 5 Claims will be solicited with respect to such Allowed Other Unsecured Claims.

5.6. Trade Unsecured Claims (Class 6).

(a) Treatment: The legal, equitable and contractual rights of the holders of Class 6 Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Trade Unsecured Claim agrees to less favorable treatment, on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date, and (b) the first Business Day after the date that is thirty (30) calendar days after the date a Trade Unsecured Claim becomes an Allowed Claim, the holder of such Allowed Trade Unsecured Claim shall receive Cash in an amount equal to such Claim.

(b) Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Trade Unsecured Claims are conclusively presumed to accept this Plan. The votes of such holders will not be solicited with respect to such Allowed Trade Unsecured Claims.

5.7. Existing Common Stock Interests (Class 7)

(a) Treatment: Shares of Existing Common Stock shall be cancelled and holders of Existing Common Stock Interests shall not be entitled to any distribution under the Plan; provided, however, that, as part of a settlement and compromise embodied herein, each holder of an Existing Common Stock Interest that does not object to confirmation of this Plan shall, within [10] Business Days of the CPR Administrator’s receipt of the Initial Company Notice (as defined in the CPR Agreement), receive a CPR Administrator Rights Notice setting forth such holder’s right to receive its Pro Rata Percentage of the CPR Distributions, subject to the terms and conditions of the CPR Agreement.

(b) Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Common Stock Interests are conclusively presumed to reject this Plan. The votes of such holders will not be solicited with respect to such Interests.

5.8. Existing Securities Laws Claims (Class 8).

(a) Treatment: Holders of Existing Securities Laws Claims shall not receive or retain any distribution under this Plan on account of such Existing Securities Laws Claims.

(b) Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Laws Claims are conclusively presumed to reject this Plan and the votes of such holders will not be solicited with respect to such Existing Securities Laws Claims.

5.9. Other Existing Interests (Class 9).

(a) Treatment: All Other Existing Interests shall be cancelled, provided, however, that any Debtor that owns Other Existing Interests in another Debtor shall retain such Other Existing Interests. Holders of Other Existing Interests shall not receive or retain any distribution under this Plan on account of such Other Existing Interests.

(b) Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Other Existing Interests are conclusively presumed to reject this Plan and the votes of such holders will not be solicited with respect to such Other Existing Interests.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF

THE PLAN; EFFECT OF REJECTION BY ONE

OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS

6.1. Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan. A Class of Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds (2/3) of the Interests in such Class that actually vote on the Plan.

6.2. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown”.

Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified from time to time, under section 1129(b)

of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

6.3. Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

6.4. Voting Classes

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

6.5. Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, in their sole discretion and with the consent of the Consenting Holders, may at any time waive this Section [6.5].

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1. Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

(a) Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses. On or after the Effective Date, each Reorganized Debtor, in its sole and exclusive discretion, may take such action as permitted by applicable law and the Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing (a) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate, (b) a Reorganized Debtor to be dissolved, (c) the legal name of a Reorganized Debtor to be changed, or (d) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter.

(b) Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to Section [7.1(a)] hereof, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and causes of action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order; provided, further, that the Reorganized Debtors shall consult with Hillside in their prosecution, compromise and settlement of any Claims. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

7.2. Plan Documents.

On the Effective Date, or as soon thereafter as reasonably practicable, the Reorganized Debtors shall be authorized to enter into, file, execute and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further court, corporate, board or shareholder action or approval.

7.3. Cancellation of Existing Securities and Agreements.

(a) Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth herein, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Interest, and any rights of the holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect; provided, however, that this Section [7.3(a)] shall not apply to the HSA Agreement.

(b) Notwithstanding Section [7.3(a)] hereof, the applicable provisions of the Indenture shall continue in effect solely for the purposes of permitting the Indenture Trustee to: (i) make the distributions to be made to holders of Allowed Senior Secured Note Claims, as contemplated by Article V of this Plan; and (ii) maintain any rights and Charging Liens the Indenture Trustee may have for any fees, costs, expenses, and indemnification under the Indenture or other agreements until all such fees, costs, and expenses are paid pursuant to Section [7.7] of this Plan; provided, however, that such rights and Liens are limited to the distributions, if any, to the holders of the Allowed Senior Secured Note Claims. The holders of or parties to such cancelled (or converted, as applicable) instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation (or conversion, as applicable) thereof, except the rights provided pursuant to this Plan.

7.4. Officers and Boards of Directors.

(a) On the Effective Date, the boards of directors of the Reorganized Debtors shall consist of those individuals identified on Exhibit I hereto. Except as set forth herein, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors of each Reorganized Debtor may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

(b) On the Effective Date, the officers of the Reorganized Debtors shall consist of those individuals identified on Exhibit I hereto.

7.5. Corporate Action.

(a) On the Effective Date, the certificate of incorporation and by-laws of [each Debtor] shall be amended and restated in substantially the forms set forth in the Plan Supplement.

(b) Any action under the Plan to be taken by or required of the Debtors, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws or the issuance of securities and instruments, shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ board of directors.

(c) The Debtors shall be authorized to execute, deliver, file, and record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan. On the Effective Date, the New Common Stock will be transferred to the Disbursing Agent and the Disbursing Agent will hold the New Common Stock until distributions of same are made.

7.6. Authorization of Plan Securities.

On the Effective Date, the Debtors are authorized to issue or cause to be issued the Plan Securities in accordance with the terms of this Plan, without the need for any further corporate or shareholder action.

7.7. Rights of the Indenture Trustee.

The Indenture Trustee shall be entitled to an Administrative Expense Claim as provided for in, and subject to restrictions of, this section of the Plan, and the Debtors shall not have any obligations to any Indenture Trustee, any agent or servicer (or to any Disbursing Agent replacing such Indenture Trustee, agent or servicer) for any fees, costs or expenses except as expressly set forth in this Section. Prior to the date on which the Confirmation Hearing commences, the Indenture Trustee shall provide the Debtors with a statement of the Indenture Trustee’s actual fees and expenses (including the reasonable fees and expenses of counsel) through such date and projected expenses through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Debtors shall on the Effective Date, pay the Indenture Trustee’s reasonable and documented, out-of-pocket fees and expenses, in full, in Cash up to $30,000.00. Notwithstanding the foregoing, to the extent that the Debtors dispute any portion of the Indenture Trustee’s fees and expenses, the Debtor shall reserve and hold in a segregated account, on the Effective Date, an amount equal to such disputed amount and such dispute shall either be consensually resolved by the parties or presented to the Bankruptcy Court for adjudication. On the Effective Date, subject to the payment of the non-disputed portion of the Indentures Trustee’s expenses and the establishment of the reserve set forth in the preceding sentence with respect to any disputed portion of the Indenture Trustee’s expenses, all Liens of the Indenture Trustee in any Plan Distributions shall be forever released and discharged. Once the Indenture Trustee has completed performance of all of their duties set forth in the Plan or in connection with any distributions to be made under the Plan, if any, the Indenture Trustee, and its successors and assigns, shall be relieved of all obligations as the Indenture Trustee effective as of the Effective Date.

7.8. Issuance/Delivery of New Common Stock.

On the Effective Date, Reorganized Ampex will be authorized to issue the New Common Stock. On the Effective Date or as soon thereafter as reasonably practicable, Reorganized Ampex will issue or cause to be delivered to the Disbursing Agent for distribution in accordance with the terms of the Plan, the New Common Stock; provided, however, that Reorganized Ampex will not issue New Common Stock on behalf of Disputed Other Unsecured Claims unless and until such Claims are Allowed in accordance with Section [9.2] of this Plan. Upon issuance, the New Common Stock will be held by the Disbursing Agent, in a segregated trust account or accounts, pending allocation and distribution by the Disbursing Agent to all Persons entitled to receive such New Common Stock pursuant to and in accordance with the terms of this Plan.

Certificates of New Common Stock shall bear a legend restricting the sale, transfer, assignment or other disposal of such shares, which restrictions are more fully set forth in the New Stockholders Agreement and the Amended Certificate of Incorporation of Reorganized Ampex. Certificates of New Common Stock issued to Restricted Foreign Holders (as defined in the Amended Certificate of Incorporation of Reorganized Ampex) shall also bear a legend notifying holders of such shares of New Common Stock that such holder’s voting rights may be nullified in the event of an inquiry or determination by the U.S. Department of Defense regarding foreign ownership of Reorganized Ampex and its possible effects on national security.

ARTICLE VIII.

DISTRIBUTIONS

8.1. Distributions.

The Disbursing Agent shall make all Plan Distributions and the CPR Administrator shall distribute all Distribution Rights to the appropriate holders of such Claims or Interests or, in the case of the Senior Secured Note Claim Distribution, the Indenture Trustee. The Indenture Trustees shall deliver such distributions to the holders of the Senior Secured Note Claims in accordance with the provisions of the Plan and the terms of the Indenture or any other governing agreement. Notwithstanding the provisions of Section [7.3] above regarding the cancellation of the Indenture, the Indenture shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Secured Note Claims.

All Plan Distributions and distributions of Distribution Rights shall be made free and clear of all Liens, Claims and encumbrances, other than, in the case of the Senior Secured Note Claim Distribution, the Charging Liens.

8.2. No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim; provided, however, that this Section 8.2 shall not apply to Senior Secured Note Claims, on which postpetition interest shall accrue.

8.3. Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable, provided that the Debtors may utilize periodic distribution dates to the extent appropriate, provided further that any Plan Distributions to (a) holders of Allowed Senior Secured Note Claims, and (b) holders of Allowed Other Unsecured Claims that have duly executed and delivered the New Stockholders Agreement, shall be made on the Effective Date. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.4. Distribution Record Date.

As of the close of business on the applicable Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtors, their respective agents, or the Indenture Trustee shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring after the close of business on the applicable Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and leases, the Debtors shall have no obligation to recognize or deal with any party other than the non-Debtor party to the underlying executory contract or lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount. The Debtors and the Indenture Trustee shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the applicable Distribution Record Date, to the extent applicable.

8.5. Disbursing Agent and CPR Administrator.

All distributions under this Plan initially shall be made by the Debtors or the Disbursing Agent on and/or after the Effective Date as provided herein. The CPR Administrator shall distribute CPR Administrator Rights notices to eligible holders setting forth such holders’ Distribution Rights. Neither the Disbursing Agent nor the CPR Administrator shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent or CPR Administrator is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Debtors or Reorganized Debtors.

8.6. Surrender of Cancelled Instruments or Securities.

As a condition precedent to any holder of a Senior Secured Note Claim receiving any Plan Distribution on account of an Allowed Senior Secured Note Claim, unless waived in writing by the Reorganized Debtors, the Indenture Trustee shall certify in writing to the Reorganized Debtors that (a) the holder of such Senior Secured Note Claim has properly tendered the Senior Secured Note(s) to be cancelled pursuant to this Plan in accordance with a letter of transmittal to be provided to such holders by the Disbursing Agent on the Effective Date or as promptly as practicable, which letter of transmittal will include customary provisions with respect to the authority of the holder of such Senior Secured Note(s) to act and the authenticity of any signatures required thereon, and (b) such Senior Secured Note has been marked as cancelled. Such certification of the Indenture Trustee shall be in form and substance reasonably satisfactory to the Reorganized Debtors and shall be distributed by the Disbursing Agent promptly after the Effective Date (a “Trustee Certification”).

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of a Trustee Certification will be resolved by the Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest.

Any Plan Distributions and any Cash to be distributed pursuant to the Plan on account of any such Senior Secured Note Claim shall, pending such certification by the Indenture Trustee, be treated as an undeliverable distribution pursuant to Section [8.7].

8.7. Failure to Surrender Cancelled Instruments.

Unless a Trustee Certification certifying that a holder of a Senior Secured Note Claim has surrendered, or is deemed to have surrendered, its Senior Secured Note(s) required to be tendered is received by the Disbursing Agent within one year after the Effective Date, such holder of a Senior Secured Note Claim shall have its Claim for a distribution pursuant to the Plan on account of such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors or their property. In such cases, any distribution on account of such Claim or Interest shall be disposed of pursuant to the provisions set forth below in [Section 8.8].

8.8. Lost, Stolen, Mutilated or Destroyed Debt Securities.

In addition to any requirements under the Indenture, or any related agreement, a Trustee Certification must be submitted to the Disbursing Agent regarding any document evidencing a Senior Secured Note Claim that has been lost, stolen, mutilated or destroyed, which Trustee Certification shall state that, in lieu of surrendering such certificate or security, the holder of such Senior Secured Note has provided evidence reasonably satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction. In addition, such holder must also provide such security or indemnity as may be required by the Reorganized Debtors, or the Disbursing Agent to hold such entities harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim. Upon compliance with this Section [8.7] by a holder of a Claim, such holder shall, for all purposes under the Plan, be deemed to have surrendered such security. Any holder for a Senior Secured Note Claim for which a Trustee Certification in compliance with Sections [8.6] and [8.8] hereof is not received by the

Reorganized Debtors or the Disbursing Agent, or, if required, fails to execute and deliver security or indemnity reasonably satisfactory to the Reorganized Debtors or the Disbursing Agent before the one year anniversary of the Effective Date shall be deemed to have forfeited all Claims on account of such Senior Secured Notes and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited shall become the sole and exclusive property of the Reorganized Debtors.

8.9. Delivery of Distribution.

(a) On or immediately after the Effective Date, the Reorganized Debtors or the Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Plan Consideration, and subject to Bankruptcy Rule 9010, unless otherwise provided herein, make all distributions to any holder of an Allowed Claim at (a) the address of such holder on the books and records of the Debtors or their agents, (b) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any filed proofs of Claim or Interest, or (c) in the case of a holder of a Senior Secured Note Claim, at the address in the Indenture Trustee’s official records. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (a) the Effective Date and (b) the date such holder’s Claim or Interest is Allowed.

(b) The CPR Administrator shall make all distributions to any eligible holder of an Allowed Existing Common Stock Interest at the address set forth in the Rights Registry (as defined in the CPR Agreement) and as updated in accordance with the terms of the CPR Agreement.

8.10. Unclaimed Property.

One year from the later of (a) the Effective Date, and (b) the date a Claim or Interest is first Allowed, all unclaimed property or interests in property shall revert to the Reorganized Debtors, and the Claim or Interest of any other holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim or Interest filed against the Debtors, properly completed Letters of Transmittal, and in the case of holders of Senior Secured Note Claims, the official records of the Indenture Trustee. The CPR Administrator shall have no obligation to attempt to locate any holder of an Allowed Existing Common Stock Interest (or its Permitted Transferee, as defined in the CPR Agreement) other than by reviewing the Rights Registry (as defined in the CPR Agreement).

8.11. Satisfaction of Claims and Interests.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims and Allowed Interests.

8.12. Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

8.13. Fractional Shares.

No fractional shares of New Common Stock or Cash shall be distributed. For purposes of distribution, fractional shares of New Common Stock or Cash shall be rounded down to the next whole number or zero, as applicable. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $10.00 in Cash. Fractional shares of New Common Stock shares that are not distributed in accordance with this Section [8.13] shall be returned to the Reorganized Debtors and cancelled.

8.14. Exemption from Securities Laws.

The issuance of the Plan Securities pursuant to this Plan shall be exempt from registration pursuant to section 1145 of the Bankruptcy Code to the maximum extent permitted thereunder, and the Plan Securities may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. Failure of the Plan Securities to be deemed exempt under section 1145 of the Bankruptcy Code or any other applicable U.S. federal securities laws exemption shall not be a condition to occurrence of the Effective Date of the Plan. For the avoidance of doubt, the CPR Administrator Rights Notices and the Distributions Rights do not constitute securities as defined in 11 U.S.C. § 101(49) and are not being issued pursuant to section 1145 of the Bankruptcy Code.

8.15. Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, or such entity’s designee as instructed by such Debtor or Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, setoff and/or recoup against any Allowed Claim (other than an Allowed Claim held by a Consenting Holder) or Allowed Interest, and the distributions to be made pursuant to this Plan on account of such Allowed Claim (other than an Allowed Claim held by a Consenting Holder) or Allowed Interest, any and all claims, rights and Causes of Action that the Debtor, the Reorganized Debtor or their successors may hold against the holder of such Allowed Claim or Allowed Interest; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Allowed Interest hereunder will constitute a waiver or release by the Debtor, the Reorganized Debtor or their successors of any and all claims, rights and Causes of Action that the Debtor, the Reorganized Debtor or their successors may possess against such holder.

8.16. Rights and Powers of Disbursing Agent.

(a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b) Expenses Incurred On or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

8.17. Withholding and Reporting Requirements.

In connection with this Plan and all distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of this Plan, (a) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution, and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

8.18. Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

ARTICLE IX.

PROCEDURES FOR RESOLVING CLAIMS

9.1. Objections to Claims.

Other than with respect to Fee Claims, only the Debtors, the Reorganized Debtors and the Consenting Holders (the “Objecting Parties”) shall be entitled to object to Claims after the Effective Date. Any objections to Claims (other than Fee Claims), which Claims have been filed on or before the Confirmation Date, shall be served and filed on or before the later of: (a) [thirty (30)] days after the Effective Date; or (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of any Objecting Party, unless the Person or entity wishing to file such Claim has received prior Bankruptcy Court authority to file such Claim after the Bar Date or the Administrative Bar Date, as applicable. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if an Objecting Party effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, any Objecting Party may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

9.2. Disputed Claims and Interests.

(a) No Distributions Pending Allowance.

Except as provided in this Section [9.2], Disputed Claims and Interests shall not be entitled to any Plan Distributions or Distribution Rights unless and until such Claims or Interests become Allowed Claims or Allowed Interests.

(b) Plan Distributions to Holders of Subsequently Allowed Claims.

On each Quarterly Distribution Date (or such earlier date as determined by the Reorganized Debtors or the Disbursing Agent in their sole discretion but subject to Section [9.2] of this Plan), the Disbursing Agent will make distributions (i) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (ii) on account of previously Allowed Claims of property that would have been distributed to the holders of such Claims on the dates distributions previously were made to holders of Allowed Claims in such

Class had the Disputed Claims that have become Allowed Claims been Allowed on such dates. The Disbursing Agent shall distribute in respect of such newly Allowed Claims the Plan Consideration as to which such Claims would have been entitled under this Plan if such newly Allowed Claims were fully or partially Allowed, as the case may be, on the Effective Date, including, if applicable, any gains or income on account of such Disputed Claims, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims; provided, however, that no such distributions shall be made on account of any Disputed Claim that has become an Allowed Claim until such time as the Disbursing Agent shall determine that such distribution is practicable.

(c) Distribution Rights Allocable to Disputed Existing Common Stock Interests.

(i)	With respect to Disputed Existing Common Stock Interests, the CPR Administrator shall hold (A) all Distribution Rights that would otherwise be allocable under this Plan in respect of Disputed Existing Common Stock Interests if such Interests were Allowed Interests as of the Effective Date, and (B) all CPR Distributions which would otherwise be distributable under the CPR Agreement to the holders of such reserved Distribution Rights.

(ii)	To the extent a Disputed Existing Common Stock Interest becomes Allowed in full or in part (in accordance with the procedures set forth herein), the CPR Administrator shall distribute in respect of such newly Allowed Interest, as soon as practicable thereafter, all (A) reserved Distribution Rights to which the holder of such Existing Common Stock Interest would have been entitled if such newly Allowed Interest were fully or partially Allowed, as the case may be, on the Effective Date, and (B) reserved CPR Distributions which would have been distributed in respect of such reserved Distribution Rights if such Interest were fully or partially Allowed, as the case may be, on the Effective Date, provided that the CPR Administrator may direct the withholding of distributions of the reserved Distribution Rights or CPR Distributions until any cost or expense associated with maintaining such Distribution Rights accruing after the Effective Date is paid. Notwithstanding any provision herein, no distributions of Distribution Rights or CPR Distributions shall be made to a holder of a Disputed Existing Common Stock Interest that has become an Allowed Interest until such time as the CPR Administrator shall determine that such distribution is practicable.

(d) Distribution of Reserved Plan Consideration Upon Disallowance.

To the extent any Disputed Claim has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Reorganized Debtors on account of such Disputed Claim shall become the sole and exclusive property of the Reorganized Debtors.

To the extent a Disputed Existing Common Stock Interest becomes Disallowed in whole or in part, any Distribution Rights or CPR Distributions reserved on account of such Disallowed Interest shall become the sole and exclusive property of the Reorganized Debtors, to the extent of such Disallowance.

9.3. Estimation of Claims.

Any Debtor or holder of a Claim may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the allowed amount of such Claim regardless of whether any Objecting Party has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any Objecting Party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1. General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of the applicable Cure Amount, all executory contracts and unexpired leases to which any Debtor is a party shall be deemed assumed, except for any executory contracts or unexpired leases that: (a) previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court; (b) are designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, if any; or (c) are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date. As of and subject to the occurrence of the Effective Date, all contracts identified on the Schedule of Rejected Contracts and Leases shall be deemed rejected, which schedule shall be in form and substance reasonably satisfactory to Hillside. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section [10.1] shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

10.2. Completion of Non-Assignable Contract.

If the Bankruptcy Court, or another court of competent jurisdiction, determines that a contract is unable to be assumed and/or assumed and assigned pursuant to section 365 of the Bankruptcy Code (a “Non-assignable Contract”), then this Plan shall not constitute any Debtor’s agreement to assign such Non-assignable Contract if such attempted assignment would be unlawful. Notwithstanding any provision herein to the contrary, on the Effective Date, the Debtors shall retain all rights to the Non-assignable Contracts and shall use their reasonable best efforts to obtain any consent, approval or amendment, if any, required to novate, assume and/or assume and assign any Non-assignable Contract.

10.3. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Allowed Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as Other Unsecured Claims, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise. Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to this Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of such Claim has been filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date, and in the form and manner set forth in the order authorizing the rejection which order may be the Confirmation Order.

10.4. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

(a) Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section [10.1] of the Plan, any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (the “Cure Amount”) in Cash within thirty (30) days of the Effective Date or on such other less favorable terms to the non-Debtor party as the parties to such executory contracts or unexpired leases may otherwise agree.

(b) No later than five (5) days prior to the commencement of the Confirmation Hearing, the Debtor shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract or unexpired lease to be assumed pursuant to Section [10.1] of the Plan. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within twenty (20) days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any claim against the Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

(c) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Debtor or Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the Debtor may assume and/or assume and assign the subject contract prior to resolution of the Cure Dispute provided that the Debtor reserves Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court).

10.5. Indemnification of Directors, Officers and Employees.

For purposes of the Plan, the obligation of a Debtor to indemnify and reimburse any Person or entity serving at any time on or after the Commencement Date as one of its directors, officers or employees by reason of such Person’s or entity’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in such Debtor’s constituent documents, a written agreement with the Debtor, in accordance with any applicable law, or any combination of the foregoing, shall survive confirmation of the Plan and the Effective Date, remain unaffected thereby, become an obligation of the Reorganized Debtors, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date.

ARTICLE XI.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

11.1. Conditions Precedent to Confirmation.

Confirmation of this Plan is subject to:

(a) the Disclosure Statement having been approved by the Bankruptcy Court as having adequate information in accordance with section 1125 of the Bankruptcy Code; and

(b) entry of the Confirmation Order in form and substance satisfactory to the Debtors and the Consenting Holders;

(c) the Confirmation Order containing decretal paragraphs that provide that:

(i)	(A) all contingent, disputed and/or unliquidated Other Unsecured Claims shall be Allowed, Disallowed or estimated (for purposes of allowance) prior to the Effective Date, and (B) the amount of all Allowed Other Unsecured Claims (other than the Hillside Unsecured Deficiency Claim) plus the amount of all Estimated Other Unsecured Claims shall be equal to or less than an amount equal to 20% of the aggregate amount of all Allowed Other Unsecured Claims and all Estimated Other Unsecured Claims; and

(ii)	all Claims relating to the SERP shall be discharged on the Effective Date.

(d) the Confirmation Order shall contain findings or conclusions, as applicable, that:

(i)	the CPR Administrator Rights Notices and Distribution Rights do not constitute securities;

(ii)	notice of the commencement of the Reorganization Cases and entry of the Confirmation Order was sufficient to provide notice of such occurrences to the holders of (A) Claims related to or arising from termination of the SERP, and (B) Environmental Claims;

(iii)	Hillside shall not be liable for any Environmental Claims;

(iv)	the aggregate amount of (a) all Allowed Environmental Claims, and (b) all Environmental Claims that constitute Estimated Other Unsecured Claims shall not exceed $2.99 million; and

(v)	the SERP does not constitute a retiree plan as used in section 1114 of the Bankruptcy Code.

11.2. Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to:

(a) the Confirmation Order having been entered by the Bankruptcy Court, being in full force and effect and not subject to any stay or injunction, and being in form and substance satisfactory to the Debtors and to the Consenting Holders;

(b) the Plan Documents in form and substance satisfactory to the Consenting Holders being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

(c)(i) all contingent, disputed and/or unliquidated Other Unsecured Claims having been Allowed, Disallowed or estimated (for purposes of allowance), and (ii) the amount of all Allowed Other Unsecured Claims (other than the Hillside Unsecured Deficiency Claim) plus the amount of all Estimated Other Unsecured Claims being equal to or less than an amount equal to 20% of the aggregate amount of all Allowed Other Unsecured Claims and all Estimated Other Unsecured Claims;

(d) the Debtors having performed the obligations under that certain stipulation by and among the Debtors and the Consenting Holders regarding the Debtors’ use of such Consenting Holders’ cash collateral, dated March 30, 2008; and

(e) the Debtors obtaining all authorizations, consents and regulatory approvals, if any, required to be obtained, and filing all notices and reports, if any, required to be filed, by the Debtors in connection with this Plan’s effectiveness.

11.3. Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay.

The Debtors and the Consenting Holders shall have the right to jointly waive one or more of the conditions precedent set forth in Sections [11.1(a)-(b)] of this Plan at any time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with confirmation of the Plan. Hillside shall have the sole right to waive one or more of the conditions precedent set forth in Sections [11.1(c)-(d)] of this Plan at any time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with confirmation of Plan.

The Debtors and the Consenting Holders shall have the right to jointly waive one or more of the conditions precedent set forth in Sections [11.2(a), (b), (d), and (e)] of this Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of this Plan. Hillside shall have the sole right to waive the condition precedent set forth in Section [11.2(c)] of this Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with confirmation of this Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by the Confirmation Order.

If any condition precedent to the Effective Date is waived pursuant to this Section [11.3] and the Effective Date occurs, the waiver of such condition shall benefit from the “mootness doctrine”, and the act of consummation of this Plan shall foreclose any ability to challenge this Plan in any court.

11.4. Effect of Failure of Conditions.

If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 60 days after the Confirmation Date, or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then upon motion by the Debtors made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that the Debtors must obtain the consent of the Consenting Holders. It is further provided that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section [11.2] of this Plan are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section [11.4], this Plan shall be null and void in all respects, and nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other entity with respect to any matter set forth in the Plan.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.1. Binding Effect.

This Plan shall be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Interests, and their respective successors and assigns.

12.2. Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estates shall vest in the Reorganized Debtors, free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein or in the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein.

12.3. Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

12.4. Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

12.5. Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

12.6. Injunction.

(a) Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, the Consenting Holders, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, the Consenting Holders, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, the Consenting Holders or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

(b) By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest shall be deemed to have specifically consented to the injunctions set forth herein.

12.7. Releases.

(a) Releases by the Debtors. Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors to enforce this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the parties released pursuant to this Section 12.7, the Reorganization Cases, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity, against any Released Party; provided, however, that (i) that the releases set forth in this Section 12.7(a) shall not release any Debtor’s claims, rights, or causes of action for money borrowed from or owed to a Debtor or its Subsidiary by any of its directors, officers or former employees as set forth in such Debtors’ or Subsidiary’s books and records, and (ii) in no event shall anything in this Section [12.7(a)] be construed as a release of any Person’s fraud or willful misconduct for matters with respect to the Debtors and their Subsidiaries and/or affiliates.

(b) Releases by Holders of Claims and Interests. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors under this Plan, the Plan Distributions, the Plan Securities and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, and each entity (other than a Debtor) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to this Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of this Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, this Plan or the Disclosure Statement against any Released Party; provided, however, that in no event shall anything in this Section [12.7(b)] be construed as a release of any Person’s fraud or willful misconduct for matters with respect to the Debtors and their Subsidiaries and/or affiliates.

(c) Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section [12.7] of the Plan shall not release any non-Debtor entity from any liability arising under (i) the Internal Revenue Code or any state, city or municipal tax code, or (ii) any criminal laws of the United States or any state, city or municipality.

12.8. Exculpation and Limitation of Liability.

None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation the negotiation and execution of this Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of this Plan except fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

12.9. Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections [12.7] and [12.8] of this Plan.

12.10. Termination of Subordination Rights and Settlement of Related Claims.

(a) Except as provided herein, the classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to this Plan.

(b) Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim of Interest may have or any distribution to be made pursuant to this Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors and their Estates, and holders of Claims and Interests, and is fair, equitable and reasonable.

12.11. Retention of Causes of Action/Reservation of Rights.

(a) Subject to Section 12.12 hereof, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or may choose to assert on behalf of the Estates or themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation: (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtor or any of its officers, directors, or representatives; (ii) the turnover of any property of the Estate; and/or (iii) Claims against other third parties.

(b) Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by this Plan as set forth in Section [4.2] of this Plan. The Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

12.12. Avoidance Actions.

Subject to the occurrence of the Effective Date, neither the Debtors, the Creditors’ Committee (if any), nor any other party in interest shall assert any right, claim or cause of action not asserted by a Debtor prior to the Effective Date and belonging to a Debtor or its Estate against any Person to avoid a transfer under section 544, 547, 548, or 553(b) of the Bankruptcy Code, of any similar state law, provided, however; that nothing herein shall prohibit the Debtors, the Reorganized Debtors, or the Creditors’ Committee (if any) from challenging the validity, priority, perfection or extent of any lien, mortgage or security agreement or, subject to Section [9.1] hereof, objecting to any Claim. All such rights, claims and causes of action shall be released and waived by the Debtors and their Estates under the Plan on the Effective Date. Notwithstanding anything to the contrary contained herein, nothing contained in this Plan shall prejudice any rights or defenses the Debtors may have under section 502(d) of the Bankruptcy Code.

ARTICLE XIII.

RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Cases for, among other things, the following purposes:

(a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) To ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished as provided herein;

(d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Interest;

(e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) To hear and determine all Fee Claims;

(i) Resolve disputes concerning any reserves with respect to Disputed Claims, Disputed Existing Common Stock Interests, Cure Disputes, or the administration thereof;

(j) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k) To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(l) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(o) Resolve any disputes concerning whether a Person or entity had sufficient notice of the Reorganization Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(p) To hear any action relating to an assertion of control group liability or environmental liability against Hillside as a result of the Reorganization Cases or the Plan;

(q) To recover all Assets of the Debtors and property of the Estates, wherever located;

(r) To resolve any disputes concerning or arising out of the CPR Agreement; and

(s) To enter a final decree closing the Reorganization Cases.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1. Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, any transfer or encumbrance of assets or any portion(s) of assets pursuant to, or in furtherance of, or in connection with this Plan shall constitute a “transfer under a plan” within the purview of section 1146(c) of the Bankruptcy Code and shall not be subject to transfer, stamp or similar taxes.

14.2. Disallowance of Existing Securities Law Claims

All Existing Securities Law Claims shall be deemed disallowed and expunged in their entirety under and pursuant to this Plan without further order of the Bankruptcy Court or any action being required on the part of the Debtor.

14.3. Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits. For the avoidance of doubt, the obligations arising under the SERP do not constitute retiree benefits within the meaning of section 1114 of the Bankruptcy Code. Nothing herein shall: (a) restrict the Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans or non-bankruptcy law; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

14.4. Dissolution of Committee.

If formed in the Reorganization Cases, the Creditors’ Committee shall be automatically dissolved on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the Reorganization Cases.

14.5. Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee, if any, appointed in the Reorganization Cases, shall be terminated without further order of the Bankruptcy Court or act of the parties.

14.6. Access

From the Effective Date, the Reorganized Debtors shall cooperate with any Person that served as a director or officer of a Debtor at any time prior to the Effective Date, and any Consenting Holder (collectively, the “Accessing Parties”), and make available to any Accessing Party such documents, books, records or information relating to the Debtors’ activities prior to the Effective Date that such Accessing Party may reasonably require in connection with the defense or preparation for the defense of any claim against such Accessing Party relating to any action taken in connection with such Accessing Party’s role as a director or officer of a Debtor or, in the case of a Consenting Holder, any action taken in connection with the negotiation, execution and implementation of this Plan, and the Reorganization Cases.

14.7. Amendments.

(a) Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Consenting Holders, in the manner provided for by section 1127 of the Bankruptcy Code, or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Interests pursuant to this Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan.

(b) Other Amendments. Prior to the Effective Date the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, provided, however, that, such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests.

14.8. Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date, provided that the Debtors shall obtain the Consenting Holders’ consent for any revocation or withdrawal of this Plan. If the Debtors take such action, this Plan shall be deemed null and void.

14.9. Confirmation Order.

The Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtors during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct or fraud.

14.10. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.11. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

14.12. Section 1125(e) of the Bankruptcy Code.

The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors (and their affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

14.13. Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.14. Notices.

In order to be effective, all notices, requests, and demands to or upon the Debtors or Reorganized Debtors shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Ampex Corporation
1228 Douglas Avenue
Redwood City, California 94063
Attn: Joel D. Talcott, Esq., General Counsel
Telephone:	(650) 367-3330
Facsimile:	(650) 367-3440

-and-

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attn:	Matthew A. Feldman, Esq. Rachel C. Strickland, Esq.

Telephone:	(212) 728-8000
Facsimile:	(212) 728-8111

14.15. Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, due and payable through the Effective Date shall be paid by the Debtors on or before the Effective Date and amounts due thereafter shall be paid by the Debtors in the ordinary course until the entry of a final decree closing the Reorganization Cases. Any deadline for filing Administrative Expense Claims shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

14.16. Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of Claims or Interests prior to the Effective Date.

Dated: March [    ], 2008

AMPEX CORPORATION

By:
D. Gordon Strickland
Chief Executive Officer and President

AMPEX DATA SYSTEMS CORPORATION

By:
D. Gordon Strickland
Executive Vice President

AMPEX DATA INTERNATIONAL CORPORATION

By:
D. Gordon Strickland
Chairman of the Board

AMPEX FINANCE CORPORATION

By:
D. Gordon Strickland
Chairman of the Board and President

AFC HOLDINGS CORPORATION

By:
D. Gordon Strickland
Chairman of the Board and President

AMPEX HOLDINGS CORPORATION

By:
D. Gordon Strickland
Chairman of the Board and President

AMPEX INTERNATIONAL SALES CORPORATION

By:
D. Gordon Strickland
Chairman of the Board

Matthew A. Feldman, Esq. Rachel C. Strickland, Esq. Shaunna D. Jones, Esq. Lauren C. Cohen, Esq. Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, New York 10019 (212) 728-8000

Proposed Counsel for Debtors and Debtors In Possession

EXHIBIT A

Ampex Corporation

Ampex Data Systems Corporation

Ampex Data International Corporation

Ampex Finance Corporation

AFC Holdings Corporation

Ampex Holdings Corporation

Ampex International Sales Corporation

EXHIBIT B

AMENDED HSA AGREEMENT

EXHIBIT C

AMENDED SENIOR SECURED NOTE INDENTURE

EXHIBIT D

CPR AGREEMENT

EXHIBIT E

CREDIT AGREEMENT

EXHIBIT F

NEW STOCKHOLDERS AGREEMENT

[TO FOLLOW IN PLAN SUPPLEMENT]

EXHIBIT G

AMENDED CERTIFICATES OF INCORPORATION OF REORGANIZED DEBTORS

[TO FOLLOW IN PLAN SUPPLEMENT]

EXHIBIT H

AMENDED BY-LAWS OF REORGANIZED DEBTORS

[TO FOLLOW IN PLAN SUPPLEMENT]

EXHIBIT I

Ampex Corporation

D. Gordon Strickland	Director & CEO
Raymond F. Weldon	Director & Vice President
Donald L. Hawks III	Director & Vice President
Joel D. Talcott	Vice President & Secretary
Christopher Lake	Vice President & CFO

Ampex Data Systems Corporation

Lawrence Chiarella	President
Christopher Lake	Vice President & Treasurer
Joel D. Talcott	Chairman, Vice President & Secretary
D. Gordon Strickland	Director & Executive Vice President
Raymond F. Weldon	Director & Vice President
Donald L. Hawks III	Director & Vice President

Ampex Finance Corporation

Christopher Lake	Vice President & Treasurer
Joel D. Talcott	Vice President & Secretary
Ramon C. H. Venema	Vice President & Assistant Treasurer
D. Gordon Strickland	Director & President
Raymond F Weldon	Director
Donald L. Hawks III	Director

Ampex Holdings Corporation

Christopher Lake	Vice President & Treasurer
Ramon C. H. Venema	Vice President & Assistant Treasurer
Joel D. Talcott	Vice President & Secretary
D. Gordon Strickland	Director & President
Raymond F. Weldon	Director & Vice President
Donald L Hawks	Director & Vice President

Ampex International Sales Corporation

Lawrence Chiarella	President
Chris Lake	Vice President & Treasurer
Ramon C. H. Venema	Vice President & Assistant Treasurer
Joel D. Talcott	Vice President & Secretary
D. Gordon Strickland	Director & Chairman
Raymond F. Weldon	Director & Vice President
Donald L. Hawks III	Director & Vice President

Ampex Data International Corporation

Lawrence Chiarella	President
Christopher Lake	Vice President & Treasurer
Ramon C. H. Venema	Vice President & Assistant Treasurer
Joel D. Talcott	Vice President & Secretary
D. Gordon Strickland	Director & Chairman
Raymond F. Weldon	Director & Vice President
Donald L. Hawks III	Director & Vice President

AFC Holdings Corporation

Christopher Lake	Vice President & Treasurer
Ramon C. H. Venema	Vice President & Assistant Treasurer
Joel D. Talcott	Vice President & Secretary
D. Gordon Strickland	Director & Chairman
Raymond F. Weldon	Director& Vice President
Donald L. Hawks III	Director & Vice President

[Compensation Arrangements for Continuing Officers Will be Included in an Amended Plan Supplement]